Exhibit 4.25

LONG TERM INCENTIVE PLAN

MASTER AGREEMENT

June 2025

Table of contents

1.	Introduction	3
2.	Definitions	3
3.	Objective and general description of the Plan	9
4.	Beneficiaries of the Plan	11
5.	Adhesion procedure	12
6.	Commencement of the LTIP	12
7.	Restricted Shares and Stock Options. Vesting Period	13
8.	Limitation of rights, declaration of limitation of liability and data protection	13
9.	Corporate transactions: Company Sale Event	15
10.	Termination of the Plan	19
11.	Confidentiality	20
12.	Clawback and malus clause	20
13.	Tax and social security consequences	21
14.	Miscellaneous	22
15.	Other incentive schemes	23
16.	Governing law	23
17.	Partial nullity	23
18.	Recognition	23

Sub Plan 1 - Restricted Shares		24
Sub Plan 2 - Stock Options		30
Sub Plan 3 - Deferred Payment Right		35

1.	Introduction

Codere Online Luxembourg, S.A. has decided to implement a “Long Term Incentive Plan” (“LTIP” or “Plan”), for a group of senior managers (but that may include other employees), Remunerated Directors of Codere Online, and, where appropriate, certain independent contractors providing services to Codere Online, that are currently located in the following jurisdictions1:

●	Spain

●	Italy

●	Malta

●	Israel

●	Mexico

●	Colombia

●	Panama

●	Argentina

The LTIP is based on the following three components, which will be offered in accordance with the provisions set forth hereunder, to the Beneficiaries selected for this purpose, who accept to participate in the Plan.

-	Restricted Shares.

-	Stock Options.

-	Deferred Payment Right linked to value creation and payable upon the achievement of one or more long-term operating and/or financial objectives.

The following LTIP terms and conditions (“Terms and Conditions”) will apply to all the participants in the Plan, without prejudice to any special conditions which may be established by the Holdco Board with regards to each Beneficiary.

2.	Definitions

In this long-term incentive plan master agreement (“Agreement”), unless otherwise specified, the following terms shall have the meaning set out for each one of them below:

●	“Award” means, individually or collectively, Restricted Shares, Stock Options or Deferred Payment Right.

[1]	Note that it will be possible to include additional jurisdictions in the LTIP.

●	“Bad Leaver” has the meaning set forth in section 4 of Sub Plans 1 and 2 and Section 3 of Sub Plan 3.

●	“Beneficiary” means an individual with an employment or other contractual relationship with Codere Online, who is extended an invitation to participate in the LTIP by the Holdco Board at its absolute discretion and who formally accepts said invitation to participate in the LTIP, as established in clause 5.

●	“Cause” means, irrespective of its qualification under applicable law, any of the following:

a)	any act of gross misconduct, fraud and/or gross negligence committed by the Beneficiary;

b)	continued or material failure to perform his/her assigned duties or meet its performance targets, recurrent or serious absenteeism or any other action that constitutes a material breach of the Beneficiary’s employment or services agreement with Codere Online, these Terms and Conditions or its Invitation Letter;

c)	breach of any restrictive covenants (including any exclusivity, non-compete, non-solicitation and confidentiality undertakings);

d)	the contravention of specific lawful written directions or instructions or guidelines of the board of directors or manager (or any other person whose orders the Beneficiary is required to follow) or breach of the delegation of authority;

e)	failure to comply in all material respects with the Codere Group’s code of ethics or other mandatory policies that may be applicable from time to time;

f)	the breach of good faith in the performance of assigned duties (including as a result of acts that cause disparagement of the Codere Group or the failure to appropriately safeguard the Codere Group’s reputation);

g)	other kind of gross negligent conduct, fraud, dishonesty, misconduct or criminal activity, including breach of fiduciary duties and any criminal offences, including any act that would entitle a prohibition under any applicable law from being a director in any jurisdiction; or

h)	any other act which would permit a fair disciplinary dismissal (despido disciplinario procedente).

●	“CEO” means the chief executive officer or equivalent position (as applicable) of Codere Online.

●	“CFO” means Holdco’s Chief Financial Officer.

●	“Company” or “Holdco” means Codere Online Luxembourg, S.A.

●	“Codere Group” means Codere Group Topco, S.A. or any succeeding parent company, and their respective subsidiaries, excluding Codere Online.

●	“Codere Online” means Holdco and its direct and indirect subsidiaries from time to time, including any subsidiary of Holdco formed or acquired after the business combination with DD3 Acquisition Corp. II completed on November 30, 2021.

●	“Comp.” means compensation.

●	“Date of Commencement of the Plan”means March 3, 2022.

●	“Deferred Payment Right” means the right to receive an amount in cash or Holdco Ordinary Shares granted to a Beneficiary under the Plan and subject to the terms and conditions established herein.

●	“Deferred Payment Right End of Period” means December 31, 2027.

●	“Deferred Payment Right Period” means, with respect to the Deferred Payment Right, the period between the Deferred Payment Right Start of Period and the Deferred Payment Right End of Period.

●	“Deferred Payment Right Start of Period” means, with respect to the Deferred Payment Right, the date on which the Sub Plan 3 starts, which will be the Date of Commencement of the Plan or after such date when an individual becomes a Beneficiary at a later date, notwithstanding that the Deferred Payment Right Start of Period for any Beneficiaries that were employees, directors or otherwise provided service to Codere Online (as independent contractors) as of January 1, 2022, shall be deemed to be January 1, 2022.

●	“De-Listing” means the date on which the Holdco Ordinary Shares cease to be listed, traded or publicly quoted on NASDAQ (other than pursuant to a De-Listing Transaction) and are not immediately re-listed, re-traded or requoted on NASDAQ or any other major stock exchange. For the avoidance of doubt, a de-listing that is mandatory due to a breach by the Company of the legal requirements necessary to be listed on NASDAQ will not be considered a De-Listing for this purpose.

●	“De-Listing Transaction” means a De-Listing that results from a transaction or series of related transactions in which a Transaction Value is established (other than as a result of a Company Sale Event that involves a direct change of control of Codere Online pursuant to Section 9.2(i)).

●	“Eligible Beneficiaries” means the individuals who receive a written invitation to participate in the LTIP.

●	“Employer Company” means the local employer (or recipient of services provided under a service agreement or an appointment as director) of each Beneficiary, which will be the entity liable for payment and compliance with applicable payroll obligations (income tax withholdings and social security tax withholdings/payments), and will initially be comprised of the following Codere Online companies:

➢	Spain: Servicios de Juego Online S.A. and Codere Online S.A.

➢	Malta: Codere Online Management Services Ltd.

➢	Israel: Codere Israel Marketing Support Services Ltd.

➢	Mexico: Codere Online Mexico AenP and Libros Foraneos S.A. de C.V.

➢	Colombia: Codere Online Colombia S.A.S.

➢	Panama: Operating Management Services Panama, S.A.

➢	Argentina: Codere Online Argentina S.A.

●	“End of Period” means the Deferred Payment Right End of Period or the End of Vesting Period (as applicable).

●	“End of Vesting Period” means December 31, 2026.

●	“EVC” means the Executive Vice Chairman of the Holdco Board.

●	“Fair Market Value” means:

(i)	with respect to a De-Listing, the average closing share price of the shares of the Company over the 20 trading days immediately prior to any announcement made with respect to a De-Listing; and

(ii)	with respect to the calculation of the Deferred Payment Right in the event of a Company Sale Event where a Transaction Value has not been established, as determined by the Holdco Board, acting reasonably and in good faith, except for Beneficiaries holding more than 5% of the total Awards, whereby, in case of disagreement, the Fair Market Value will be determined by an independent expert appointed by the Holdco Board and the cost of such expert will be borne by the Company, if the estimate provided by the Beneficiary is correct or the expert’s determination of the Fair Market Value is closer to the estimate provided by the Beneficiary or, by the Beneficiary, if the expert’s determination of the Fair Market Value provided by the Holdco Board was correct or the expert’s determination of the Fair Market Value is closer to the estimate provided by the Holdco Board.

●	“Good Leaver” has the meaning set forth in section 4 of Sub Plans 1 and 2 and Section 3 of Sub Plan 3.

●	“Good Standing” means, with respect to each Beneficiary, that Beneficiary continuing to be employed or engaged by the relevant Employer Company and performing his/her duties under the relevant employment or services agreement with the utmost loyalty, effort, commitment and diligence required by his/her position in accordance with his/her employment or engagement terms and acting in the best interests of the Codere Group. In particular, and without limitation, a Beneficiary shall be deemed to be acting in “Good Standing” if such Beneficiary (i) is not and cannot be deemed to be subject to any circumstance or event that could entitle the relevant Employer Company to terminate his/her employment or services agreement for Cause and (ii) is not and cannot be considered as a Bad Leaver under this LTIP.

●	“Grant Date” means the date on which the Beneficiary has accepted his/her Invitation Letter by providing a signed copy of the Invitation Letter to his/her Employer Company by the stipulated deadline.

●	“Invitation Letter” means the document whereby the Company shall invite each Eligible Beneficiary to participate in the LTIP, including post-contractual non-compete and non-solicit covenants and, as the case may be, any specific provision or condition that will apply to each Beneficiary.

●	“Holdco Board” means the board of directors of Holdco.

●	“Holdco Ordinary Shares” means the ordinary shares of Holdco, with a nominal value of €1.00 per share.

●	“Holdco Shareholders” means holders of Holdco Ordinary Shares.

●	“LTIP” means Long Term Incentive Plan.

●	“NASDAQ” means the United States Nasdaq Stock Exchange.

●	“Partial Sale” means a sale, transfer or disposal of all the shares and securities in issue of one or several (but not all) of the subsidiaries of Holdco (excluding for the avoidance of doubt Holdco or a sub-parent entity of the entire Codere Online Group) or a sale of all of the assets held by a subsidiary of Holdco (excluding for the avoidance of doubt Holdco or a sub-parent entity of the entire Codere Online Group), in both cases when such sale does not qualify as a Company Sale Event.

●	“Payment Date” means the date on which payment under the Deferred Payment Right is made to the Beneficiaries as established in section 2.2 of Sub Plan 3.

●	“Plan” means “Long Term Incentive Plan”.

●	“Redundancy” has the meaning given to it in sections 51 (Despido colectivo) and 52.c (Extinción del trabajo por causas objetivas) of the Real Decreto Legislativo 2/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Estatuto de los Trabajadores (“ET”), and shall be taken to have occurred at the conclusion of the legal process set out in sections 51 and 53 of the ET, correspondingly or, in circumstances where sections 51 and 53 of the ET does not apply, at the conclusion of any other equivalent process which complies with any applicable laws and, provided that in both cases, a Bad Leaver event has not occurred or is not deemed to have occurred concurrently with the Redundancy.

●	“Remunerated Directors” means members of the Holdco Board that would be entitled to compensation as established under a specific nomination agreement entered into by the Company with such member of Holdco Board.

●	“Restricted Shares” means the right to receive for free Holdco Ordinary Shares to be issued under the Plan to a Beneficiary and subject to the restrictions as established herein.

●	“Start of Period” means the Deferred Payment Right Start of Period or the Start of Vesting Period (as applicable).

●	“Start of Vesting Period” means, with respect to the Restricted Shares and the Stock Options, the date on which the vesting of such components of the LTIP starts, which will be the Date of Commencement of the Plan or after such date when an individual becomes a Beneficiary at a later date, notwithstanding that for purposes of section 2.1 of each Sub Plan reflected herein, the Start of Vesting Period for any Beneficiaries that were employees, directors or otherwise provided service to Codere Online (as independent contractors) as of January 1, 2022, shall be deemed to be January 1, 2022.

●	“Stock Options” means the right to purchase/subscribe Holdco Ordinary Shares granted to a Beneficiary under the Plan and subject to the terms and conditions established herein.

●	“Sub Plan” means, each document that governs the specific terms that are applicable to each of the three components of the LTIP.

●	“Terms and Conditions” means the terms and conditions of the LTIP as established in this document.

●	“Transaction Value” means the consideration paid, to be paid, or otherwise attributable to 100% of the equity value of Codere Online agreed by the parties (i.e. seller and buyer) in the context of a transaction regardless of the form of payment (including, but not limited to, cash, securities, assumption of debt or any other consideration of any form).

●	“Vesting Period” means, with respect to the Restricted Shares and the Stock Options, the period between the Start of Vesting Period and the End of Vesting Period.

3.	Objective and general description of the Plan

3.1.	With the underlying objective of enhancing the alignment between senior management and directors’ interests with those of Codere Online and Holdco Shareholders and to strengthen the retention and motivation of senior management and directors in the long term, Codere Online has decided to implement the present LTIP, under the terms and conditions established in this LTIP.

3.2.	This LTIP shall be effective as from the Date of Commencement of the Plan.

3.3.	The LTIP is based on the following three components:

-	Restricted Shares.

-	Stock Options.

-	Deferred Payment Right linked to value creation and payable upon the achievement of one or more long-term operating and/or financial objectives.

3.4.	In general terms, each Beneficiary shall be entitled to receive the three components. However, exceptionally, Holdco Board may decide whether a Beneficiary is entitled to only one or two of the components or to establish a mix between the three components different than that established in clause 3.6, which will be reflected in the Invitation Letter delivered to the individual. Those aspects which are specific to each one of the components, are reflected in the corresponding Sub Plan.

3.5.	The total number of Holdco Ordinary Shares issuable to Beneficiaries pursuant to the Restricted Shares and Stock Options[2] granted under the Plan shall be limited to 5,0%[3] of the total number of issued and outstanding Holdco Ordinary Shares on the Date of Commencement of Plan[4] and, thereafter, at Holdco Board’s discretion shall be increased by an amount equivalent to 0,2% of the total number of issued and outstanding Holdco Ordinary Shares on each December 31st through to (but not including) the End of Vesting Period, to provide for additional capacity to grant awards to future Eligible Beneficiaries (for example, new employees).

3.6.	Generally, except otherwise expressly provided for by the Holdco Board in accordance with Clause 3.4, Beneficiaries will be entitled to receive the three components and the distribution of the LTIP between the three components will be the following:

-	Restricted Shares: 33,334%

-	Stock Options: 33,333%

-	Deferred Payment Right: 33,333%

3.7.	The total compensation under the LTIP will be granted pursuant to a target individual total compensation (“Target Comp.”) during the term to be calculated as the product of:

(i)	The sum of the Beneficiary’s, (x) gross annual base salary, gross annual cash remuneration as director or annual service fee as independent contractor, as applicable, and (y) target annual cash bonus assuming a performance evaluation determination of having met the target objectives established (in each case as expressed in U.S. dollars[5] and reflecting the terms of their employment, appointment as director or service agreement, as applicable, in place at the time of any such participation in the LTIP (the “Annual Comp.”);

[2]	For this purpose, assuming all Beneficiaries exercise on a cash basis (i.e. one Holdco Ordinary Share issued per Stock Option).
[3]	Subject to standard anti-dilution protections (including, but not limited to, stock splits and share dividends).
[4]	Based on the 45,121,956 initially issued and outstanding Holdco Ordinary Shares, this would be equivalent to an initial cap on the aggregate number of Restricted Shares and/or Stock Options (assuming exercised on a cash basis) of 2,256,097.
[5]	Based on applicable exchange rates as of the Date of Commencement of the Plan, unless otherwise agreed between the company and LTIP Beneficiary (for example, fixing of an alternate date pursuant to employment/service agreement between company and Beneficiary).

(ii)	A multiplier (the “Multiplier”) of between 0.75 and 1.75 to reflect the differences in expected role, responsibilities and contribution to the business, and, in the case of employees and independent contractors, to be proposed by the CEO and approved by the Holdco Board; provided that in the case of the EVC, CEO, CFO and the Remunerated Directors[6] the Multiplier will be defined by the Holdco Board, and;

(iii)	The term, expressed in years (or fractions thereof), equal to the time between the relevant Start of Period and the relevant End of Period.

For the purposes of this section 3.7(iii), the Start of Period for any Beneficiaries that were employees, directors or otherwise provided service to Codere Online (as independent contractors) as of January 1, 2022 shall be deemed to be January 1, 2022.

4.	Beneficiaries of the Plan

4.1.	Those Eligible Beneficiaries who receive from the Company a written invitation to participate in the Plan and accept in writing to participate according to the terms described in clause 5 below, will acquire the status of Beneficiary, as long as they accept and sign a post-contractual non-compete and non-solicit (of clients and employees) covenant during his/her whole engagement and, thereafter, for a period of time following termination of employment as established in his or her Invitation Letter, and where the economic compensation would be the benefits obtained through the LTIP.

4.2.	The Beneficiaries of the LTIP will primarily be a group of senior managers (but may include other employees) and Remunerated Directors of Codere Online as proposed, both initially and from time to time, by the CEO and approved by the Holdco Board.

4.3.	The Beneficiaries of the LTIP may also include certain independent contractors providing service to Codere Online and subject to the same approval process (i.e. proposed, both initially and from time to time, by the CEO and approved by the Holdco Board).

[6]	In the case of the CEO, CFO and Remunerated Directors, as established in limb (xix) of Section IV. (Board Reserved Matters) under Codere Online’s Procedural Rules and Corporate Governance Guidelines for the Board of Directors approved in December 2021.

4.4.	The Company shall notify each of the Eligible Beneficiaries of their possible participation in the Plan through the Invitation Letter, to which a copy of the Terms and Conditions shall be attached. The Invitation Letter will include the post-contractual non-compete and non-solicit covenants indicated in paragraph 4.1. of this clause. In addition, the Invitation Letter will include their adherence to the Terms and Conditions contained herein.

4.5.	New Beneficiaries of the Plan may be designated at any time during the term of the Plan by the Holdco Board (or the individual or individuals designated for these purposes by the Holdco Board).

In this case, they would be granted a prorated portion of the compensation established under the LTIP corresponding to the time between the relevant Start of Period and the relevant End of Period.

5.	Adhesion procedure

5.1.	Participation in the LTIP is voluntary. Those Eligible Beneficiaries who have received an Invitation Letter and wish to adhere to the Plan, shall, within the deadline indicated therein, provide to their Employer Company, a signed copy of said Invitation Letter confirming the acceptance of becoming a Beneficiary of the LTIP and of the covenants of non-compete and non-solicit.

5.2.	The provision of the signed copy of said Invitation Letter, to his/her Employer Company, by the Beneficiary is an express and unconditional acceptance by the Beneficiary of each and every clause of the Terms and Conditions, the corresponding Sub Plan or Sub Plans and the specific terms stipulated in the Invitation Letter applicable to such Beneficiary.

5.3.	Failure to return the Invitation Letter duly signed by the stipulated deadline shall be interpreted as a refusal by the Eligible Beneficiary to participate in the Plan, in which case the Eligible Beneficiary shall not become a Beneficiary nor shall have any rights in connection with the LTIP.

6.	Commencement of the LTIP

6.1.	The LTIP will be effective on the Date of Commencement of the Plan and the compensation for each Beneficiary will be granted on the Grant Date.

7.	Restricted Shares and Stock Options. Vesting Period

7.1.	The Vesting Period for the Restricted Shares and Stock Options components of the LTIP will be from the Start of Vesting Period to the End of Vesting Period.

7.2.	For those individuals that become Beneficiaries after the Date of Commencement of the Plan, the vesting period will also end on the End of Vesting Period.

7.3.	Particular vesting conditions of the Restricted Shares and Stock Options components are regulated in the corresponding Sub Plan.

8.	Limitation of rights, declaration of limitation of liability and data protection

8.1.	By accepting the participation in the LTIP pursuant to clause 5 above, a Beneficiary irrevocably acknowledges and accepts that:

●	The Plan is established voluntarily by the Company;

●	A Beneficiary’s participation in the Plan will not create a right to further employment or relationship with the Employer Company or any entity of Codere Group.

●	The Beneficiary’s acceptance to participate in the LTIP implies full acceptance of the Terms and Conditions.

8.2.	Also, by accepting the participation in the LTIP pursuant to clause 5 above, a Beneficiary acknowledges and accepts that:

●	His/her personal data will be processed automatically or manually in order to enable the proper management and administration of the LTIP.

●	The legal basis is the performance of a contract between the data controller and the data subject (the LTIP).

●	The type of data processed are identification, contact, financial data and other personal data that is related to the LTIP (i.e. type of relationship, job position, salary, etc.).

●	Personal data will be stored exclusively for the period necessary to fulfil the purposes described above. As soon as they are no longer necessary, the data will be erased in accordance with the provisions of the data protection regulations, which implies their restriction, being available only for public authorities’ requests.

●	The Employer Company, in its capacity as data controller, guarantees to the Beneficiaries the rights of access, rectification, data portability, restriction of the processing, erasure, object and not to be subject to a decision based solely on automated processing including profiling of their personal data, which may be exercised by contacting the person in charge of data protection in the Employer Company.

●	The Company informs that a Beneficiary’s data may be communicated, via any medium, to third parties that provide the Company with professional services of any kind for the administration or execution of the LTIP, when these are necessary for the normal development of the Plan and are, in any case, used for this sole purpose.

●	Authorizes the corresponding Employer Company to withhold from the corresponding salaries or fees the amounts of the personal income tax, or if applicable, of the similar tax that is applicable, together with the social security contributions legally attributable to the Beneficiary as a consequence of his/her participation in this Plan.

●	Authorizes the Company to amend the Terms and Conditions of the Plan in the event of a change in the tax regulations relating to this type of incentive scheme that would result in an improvement in the Beneficiary’s personal taxation without otherwise modifying, in an adverse way for the Beneficiary, any of the Beneficiaries rights under the LTIP.

9.	Corporate transactions

I.	Company Sale Event

9.1.	Upon a Company Sale Event, 100% of the compensation under the LTIP will automatically vest (in the case of the Restricted Shares and Stock Options) and become payable (in the case of the Deferred Payment Right), and the shares received upon vesting of the Restricted Shares or shares received upon exercise of Stock Options may be sold immediately upon any such accelerated vesting (i.e. share sale restrictions shall not apply), provided that the Beneficiary at such time: (i) is employed or engaged by Codere Online; and (ii) is in Good Standing.

9.2.	“Company Sale Event” is understood to mean in the event of any of the following takes place:

(i)	A direct change of control of Codere Online whereby a third-party or a group of third parties acting in concert, in either case in one or a series of related transactions, either acquire directly (a) more than 50% of the issued and outstanding Holdco Ordinary Shares or (b) all or substantially all of the assets of Codere Online (a “Direct Change of Control”). For the avoidance of doubt, any indirect change of control of Codere Online (through the sale of the shares of Codere Group or any other direct or indirect parent company of Holdco) should not be included in this limb (i).

(ii)	An indirect change of control of Holdco whereby a third-party or a group of third parties acting in concert, in either case in one or a series of related transactions, end up owning (indirectly) more than 50% of the issued and outstanding Holdco Ordinary Shares, provided that, within 12 months following such indirect change of control, the relevant Beneficiary has ceased to be engaged or employed by Codere Online by the Employer Company, other than for Cause or due to the occurrence of a Bad Leaver event (an “Indirect Change of Control”). For the avoidance of doubt, any indirect change of control of Codere Online (through the sale of the shares of Codere Group or any other direct or indirect parent company of Holdco) that does not lead to the termination of the engagement or employment of the relevant Beneficiary as a Good Leaver should not be included in this limb (ii).

9.3.	Upon a Company Sale Event that involves a Direct Change of Control pursuant to section 9.2 (i) and that results in a De-Listing, Beneficiaries will receive the same consideration (i.e. cash, buyer shares or a combination of both) as other selling shareholders at completion of the Company Sale Event. If the selling shareholders receive deferred/contingent consideration or amounts that were retained in escrow or as quantifiable indemnities, then the Beneficiaries will receive cash upon payment of such deferred/contingent consideration, the release of the escrow amounts or expiry of the relevant indemnities.

9.4.	For the purpose of clarity, any internal (i.e. within Codere Group or its existing shareholders and not involving third parties) restructuring or reorganization of Codere Group’s ownership interest in Holdco, will not be deemed a Company Sale Event.

II.	De-Listing and De-Listing Transactions

9.5.	A De-Listing or a De-Listing Transaction will trigger the following consequences with respect to each of the LTIP components:

●	Restricted Shares:

With respect to vested Restricted Shares, and to the extent not otherwise sold or monetised prior to or concurrently with the De-Listing or the De-Listing Transaction:

○	Upon a De-Listing Transaction, Beneficiaries who are not Bad Leavers will receive an amount in cash based on Transaction Value, at completion of the De-Listing Transaction.

○	Upon a De-Listing, Beneficiaries who are not Bad Leavers will receive an amount in cash based on Fair Market Value, at the effective date of the De-Listing.

With respect to unvested Restricted Shares:

○	Upon a De-Listing Transaction, 100% of unvested Restricted Shares under the Plan will automatically vest at completion of the De-Listing Transaction, provided that the Beneficiary at the time of vesting: (i) is employed or engaged by Codere Online; and (ii) is in Good Standing.

○	Subject to the above, upon a De-Listing Transaction, Beneficiaries will be entitled to receive, in respect to the unvested Restricted Shares, instead of the deliverance of Holdco Ordinary Shares, an amount in cash based on the Transaction Value, on March 31, 2027, provided that such Beneficiary still complies with the requirements set out in the preceding paragraph on such date. If the Beneficiary ceases to be employed or engaged by Codere Online before March 31, 2027 and is considered a “Good Leaver” (as defined in section 4.1(a) of Sub Plan 1 – Restricted Shares), the deferred payout will be paid on the date the Beneficiary ceases to be employed / provide services to Codere Online.

○	Upon a De-Listing, the unvested Restricted Shares will continue to vest in accordance with the agreed vesting calendar set forth in section 2 of Sub-Plan 1 but the Fair Market Value of the unvested Restricted Shares will be determined at the time of the De-Listing, therefore, once the Restricted Shares are fully vested, the Beneficiary will be entitled to receive, instead of the deliverance of Holdco Ordinary Shares, an amount in cash based on the Fair Market Value of the vested Restricted Shares determined at the time of the De-Listing on March 31, 2027 provided he/she (i) is still employed or engaged by Codere Online; and (ii) is in Good Standing. If the Beneficiary ceases to be employed or engaged by Codere Online before March 31, 2027, and is considered a “Good Leaver” (as defined in section 4.1(a) of Sub Plan 1 – Restricted Shares), the deferred payout in respect of the Restricted Shares vested from the effective date of the De-Listing up until the time of his/her termination by the Employer Company will be paid on the date on which the Beneficiary ceases to be employed / provide services to Codere Online.

●	Stock Options:

With respect to vested Stock Options and to the extent not otherwise exercised prior to or concurrently with the De-Listing or the De-Listing Transaction:

○	Upon a De-Listing Transaction, Beneficiaries who are not Bad Leavers will receive an amount in cash at completion of the De-Listing Transaction, based on the difference (floored at zero) between (i) Transaction Value, and (ii) the exercise price of the Stock Options.

○	Upon a De-Listing, Beneficiaries who are not Bad Leavers will receive an amount in cash at the effective date of the De-Listing, based on the difference (floored at zero) between (i) Fair Market Value determined at the time of the De-Listing, and (ii) the exercise price of the Stock Options.

With respect to unvested Stock Options:

○	Upon a De-Listing Transaction, 100% of unvested Stock Options under the Plan will automatically vest at completion of the De-Listing Transaction, provided that the Beneficiary at the time of vesting: (i) is employed or engaged by Codere Online; and (ii) is in Good Standing.

○	In this case, upon a De-Listing Transaction, Beneficiaries will no longer be authorized to exercise the unvested Stock Options which shall forfeit but will be entitled instead to receive an amount in cash based on the difference (floored at zero) between (i) Transaction Value, and (ii) the exercise price of the Stock Options, on March 31, 2027, provided that such Beneficiary still complies with the requirements set out in the preceding paragraph on such date (i.e. continued to be employed or engaged by Codere Online and in Good Standing). If the Beneficiary ceases to be employed or engaged by Codere Online before March 31, 2027 and is considered a “Good Leaver” (as defined in section 4.1(a) of Sub Plan 2 – Stock Options), the deferred payout will be paid on the date the Beneficiary ceases to be employed / provide services to Codere Online.

○	Upon a De-Listing, the unvested Stock Options will continue to vest in accordance with the agreed vesting calendar set forth in section 2 of Sub-Plan 2 but the Fair Market Value of the unvested Stock Options will be determined at the time of the De-Listing, therefore, once such unvested Stock Options are fully vested, the Beneficiary will no longer be authorized to exercise such vested Stock Options which shall forfeit but will be entitled instead to receive an amount in cash based on the difference (floored at zero) between (i) Fair Market Value determined at the time of the De-Listing, and (ii) the exercise price of the Stock Options of the so vested Stock Options on March 31, 2027 provided he/she (i) is still employed or engaged by Codere Online; and (ii) is in Good Standing. If the Beneficiary ceases to be employed or engaged by Codere Online before March 31, 2027 and is considered a “Good Leaver” (as defined in section 4.1(a) of Sub Plan 2 – Stock Options), the deferred payout in respect of the Stock Options vested from the effective date of the De-Listing up until the time of his/her termination by the Employer Company will be paid on the date on which the Beneficiary ceases to be employed / provide services to Codere Online.

●	Deferred Payment Right:

○	A De-Listing or a De-Listing Transaction will have no impact on a Beneficiary’s Deferred Payment Right under the Plan.

●	Payment terms:

○	Any payments due pursuant to the paragraphs above will be made by the Employer Company (and where applicable through the payroll system) within 10 Business from the occurrence of the relevant payment event as detailed in the paragraphs set forth above (e.g. either after the occurrence of a De-Listing or a De-Listing Transaction or after reaching the payment dates regarding the deferred payout or the relevant vesting date as set out above). In the event that in a De-Listing Transaction the selling shareholders receive deferred/contingent consideration or amounts that were retained in escrow or as quantifiable indemnities, then the Beneficiaries will receive cash upon payment of such deferred/contingent consideration, the release of the escrow amounts or expiry of the relevant indemnities.

10.	Termination of the Plan

10.1.	The termination date of the Plan is regulated in each Sub Plan.

10.2.	Upon the termination of all of the Sub Plans, the Plan will terminate and all rights under this LTIP will be forfeited without any compensation whatsoever arising from the Plan or its termination.

10.3.	The Holdco Board may approve extensions of the termination date foreseen for each of the components in the corresponding Sub Plan.

11.	Confidentiality

11.1	The Beneficiary acknowledges that any information, observations and data (including trade secrets) supplied or obtained by him/her, either orally or in writing, or in any other form while employed by or rendering services to Codere Online or related to any company of Codere Group, in connection with: (i) its business or affairs; (ii) its clients, employees or suppliers; (iii) any of its shareholders, including, for the avoidance of doubt, any information regarding investors and/or any shareholders’ agreement (the “Confidential Information”) are the property of Codere Online or the corresponding entity of Codere Group, as applicable.

11.2	The Beneficiary undertakes, during and after the termination of his/her relationship with Codere Online:

i)	To hold the Confidential Information in strict confidence and not disclose, copy, reproduce, transfer or distribute any of it to any person, whether in the course of trade or without a profit motive, without the prior written consent of the Company, unless and to the extent that: (i) the Confidential Information becomes generally known to and available for use by the public other than as a result of the Beneficiary’s acts or omissions; or (ii) unless required by a court or administrative order;

ii)	Take all necessary precautions to prevent the Confidential Information from being shared with third parties;

iii)	In the event that he/she becomes legally compelled to disclose any of the Confidential Information, give notice to the Company and consult with the Company regarding the proposed form, timing, nature and purpose of the disclosure.

12.	Clawback and malus clause

12.1.	To the extent this LTIP is subject to recovery under any law, government regulation, stock exchange listing requirement or company agreement or policy, the Awards regulated herein will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any agreement or policy adopted by the Company pursuant to any such law, government regulation stock exchange listing requirement or otherwise).

12.2.	Furthermore, if within 2 years from the date on which the corresponding Award (including each annual vesting with respect to the Restricted Shares and Stock Options) has vested under this LTIP, in the fair and reasonable opinion of the Holdco Board:

i)	a Beneficiary’s employment or engagement is terminated by the Company due to such Beneficiary committing an act of gross misconduct, fraud and/or gross negligence, or any other act which would give rise to a dismissal on disciplinary grounds in the relevant jurisdiction; or

ii)	the Beneficiary’s Employer Company would have been entitled to terminate the Beneficiary’s employment or engagement due to any of the reasons provided in Section 12.1(i); or

iii)	the Beneficiary breaches any non-compete and non-solicitation undertakings included in his/her Invitation Letter, employment agreement or services agreement following the termination of his/her employment/engagement with Codere Online.

the Company may claim from such Beneficiary the return of an amount in cash equivalent to the amount effectively received by such Beneficiary in accordance with this LTIP.

12.3.	Any application of this clause will be subject to a substantiated Holdco Board decision and on a case by case basis (for each individual Beneficiary).

13.	Tax and social security consequences

13.1.	All tax and social security consequences and obligations arising from the grant, vesting, or exercise of any Award (as applicable), or the subsequent disposition of Holdco Ordinary Shares subject thereto or from any other event or act hereunder, for which the Beneficiary is legally responsible shall be borne solely by the Beneficiary. Notwithstanding the above, the Company’s obligation to deliver Holdco Ordinary Shares upon the exercise or vesting of any Awards granted under the Plan shall be subject to the satisfaction of all applicable tax withholding and social security contribution requirements as governed by applicable laws or practice.

13.2.	Unless requested otherwise by the Beneficiary, the Company shall have the right, but not the obligation, to deduct from the Holdco Ordinary Shares issuable to a Beneficiary upon the exercise or vesting of an Award, or to accept from the Beneficiary the tender of a number of whole Holdco Ordinary Shares having a fair market value, equivalent to the average Holdco Ordinary Shares price over the last 20 trading days prior to the exercise or vesting date, as applicable, that will enable Codere Online to satisfy any tax and social security withholding obligations of the Beneficiary.

13.3.	Except where prohibited by applicable law and/or securities market regulations[7], the Company shall, if requested by the Beneficiary, extend loans to the Beneficiary to provide him/her with sufficient funds to pay the taxes due related to the first year of the Vesting Period under the LTIP (due to the selling restrictions applicable in the first two years). Thereafter, Beneficiaries of the plan will need to assume any tax or social security payment related to the LTIP without any such assistance from the Company, according to clause 13.1 and 13.2.

14.	Miscellaneous

14.1.	The future value of Codere Online, and consequently, the increase of value of such entity, is unknown and cannot be predicted with certainty and it may increase or decrease in value.

14.2.	Nothing in this LTIP shall: (i) constitute or entail any cumulative or consolidated rights or remuneration; (ii) affect the regular salary and other remunerations, whether fixed or variable, of the Beneficiaries; (iii) be considered for the determination or calculation of future increases of the Beneficiaries’ salaries or other remunerations.

14.3.	The general shareholders’ meeting will instruct and authorize the Holdco Board to implement the LTIP. Notwithstanding, the Holdco Board will be in charge of determining the Beneficiaries of the Plan, establishing his/her particular conditions and any interpretation of the Plan.

[7]	For example, as a U.S. listed company, Company would be prohibited from extending loans to its executive officers or directors under U.S. securities laws.

15.	Other incentive schemes

15.1	The Company or the corresponding Employer Company may use other schemes to provide incentives to Beneficiaries. Participation in the LTIP does not affect, and is not affected by, participation in any other scheme of the Company, the corresponding Employer Company or Codere Group unless the terms of that scheme provide otherwise.

16.	Governing law

16.1.	The LTIP will be subject to the Spanish Legislation as a significant part of the compensation to be granted under the LTIP will be to Beneficiaries located in Spain. However, based on the provisions of Rome Regulations I, the LTIP must be consistent with the provisions that cannot be derogated by way of contractual agreement (article 8.1), considering the internal laws of each jurisdiction.

16.2.	Notwithstanding any provisions in this Agreement, each of the components of the LTIP may be subject to special terms and conditions depending on where the Beneficiary is located. When applicable, the special terms and conditions for said country will be regulated within a Foreign Appendix that will constitute part of the Plan Terms and Conditions.

17.	Partial nullity

17.1.	If any clause of this LTIP or the three Sub Plans is declared, totally or partially, null or ineffective, such nullity or ineffectiveness will affect only said provision or the part of it that is null or ineffective, and this LTIP and the Sub Plans, will remain in force in regards to everything else, as if such provision (or the part of it) that is affected was not declared null or ineffective.

18.	Recognition

18.1.	By expressing his/her acceptance of the content of this LTIP, the Beneficiary acknowledges having read, understood and accepted all the terms, conditions and restrictions included in its clauses.

18.2.	The Beneficiary acknowledges that he/she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Beneficiary to understand the Terms and Conditions of this Plan. If the Beneficiary has received this Plan, or any other documents related to it the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will prevail.

LONG TERM INCENTIVE PLAN

Sub Plan 1 - Restricted Shares

1.	Award amount

1.1.	Each Restricted Share entitles the Beneficiary to receive for free (i.e. without having to pay any acquisition price), upon vesting of the Restricted Share, one Holdco Ordinary Share, it being understood that (i) according to the terms of the articles of association of Holdco, the Holdco Board is only authorized to issue such Holdco Ordinary Shares for free to Beneficiaries of companies in which Holdco holds, directly or indirectly, at least 50% of the share capital or voting rights and (ii) such Holdco Ordinary Shares can only be issued for free to the Beneficiary provided that Holdco has sufficient reserves available to be incorporated as payment of such free shares at the time of their issuance.

1.2.	The number of Restricted Shares to be granted will be based on the portion of the Target Comp. tied to this restricted share component and a target share price of $20,50 (“Target Share Price”) and subject to standard anti-dilution protections (including, but not limited to, stock splits and share dividends) and adjustment for extraordinary cash dividends. Fractional shares being not possible, the number of Restricted Shares shall be rounded down to the closest entire number.

(For example, if a Beneficiary’s Target Comp. is $1.000.000, and assuming the standard component mix contemplated, he/she would be receiving $333.340 worth of shares, which at the Target Share Price would result in a grant of 16.260 shares).

1.3.	Holdco will have the right to cash settle all or part of any vested Restricted Shares in lieu of delivering to the Beneficiary the corresponding number of Holdco Ordinary Shares by paying to the Beneficiary an amount in cash (per share) equivalent to the average Holdco Ordinary Share price over the last 20 trading days prior to the vesting date.

2.	Vesting conditions

2.1.	The Restricted Shares granted to the Beneficiaries shall have a 20% vesting per calendar year (with pro-rata daily vesting for partial year periods), considering the applicable Start of Vesting Period, and all along the duration of the LTIP, provided that the Beneficiary on each vesting date: (i) is employed or engaged by Codere Online; and (ii) is in Good Standing.

2.2.	If the Beneficiary’s employment or management relationship is or has been suspended for any reason (including where the Beneficiary is suspended from work, with or without pay), vesting shall be suspended for so long as the relationship has been suspended, except in case of legal suspensions due to maternity or paternity reasons during the mandatory period established by law.

2.3.	Holdco Ordinary Shares will be delivered (unless the vested Restricted Shares have been cash settled by Holdco) to the Beneficiary as soon as possible after vesting of the relevant Restricted Shares but in no event later than 5 business days after vesting. Upon deliverance of corresponding Holdco Ordinary Shares or cash settlement of vested Restricted Shares, the Beneficiary has no further right with respect to such vested Restricted Shares (unless otherwise stated in the LTIP).

2.4.	Beneficiaries shall have economic (i.e. dividends) and political (i.e. voting) rights as a Holdco shareholder after the Restricted Shares have vested and corresponding Holdco Ordinary Shares been issued to them.

3.	Lock up period

3.1.	Holdco Ordinary Shares issued upon vesting of Restricted Shares may be sold by the Beneficiary at any time after 90 days following vesting, but no earlier than December 31, 2023.

3.2.	The LTIP will be considered as a Shareholders’ Agreement as defined under the articles of association of Holdco. As such, any sale of shares in violation of the share sale restrictions (i.e. lock up periods) reflected in the LTIP will be considered a prohibited transfer of Holdco shares (i.e. a contractual breach by LTIP Beneficiaries) and, therefore, null and void.

4.	Leaver provisions

4.1.	In case a Beneficiary who has been granted Restricted Shares ceases to be employed or engaged by the Employer Company prior to the End of Vesting Period, the Beneficiary will be considered as a leaver, and depending whether he/she is qualified as a “Bad Leaver” or a “Good Leaver”, the following scenarios will apply:

a)	A Beneficiary shall be considered a “Good Leaver” and shall therefore be entitled to keep all Holdco Ordinary Shares issued upon vesting of Restricted Shares up until the time of the termination of its employment or engagement with the Employer Company (all unvested Restricted Shares granted to such Beneficiary being automatically forfeited in such case) and will be unrestricted from selling any such shares (i.e. share sale restrictions shall not apply), in the following scenarios:

(i)	death;

(ii)	illness or disability rendering such Beneficiary permanently incapable of continued employment in his/her current position carrying out the normal duties for that position (save where such incapacity is the result of misuse of drugs or alcohol);

(iii)	retirement at the mandatory age or as agreed with the Employer Company;

(iv)	termination by the Employer Company for any reason other than for Cause; or

(v)	Redundancy;

(vi)	as a result of a Partial Sale, provided that the relevant Beneficiary remains employed by the subsidiary that is transferred or with the business being transferred and, as a consequence thereof, ceases to be engaged by Codere Online and provided further that at that time is not and cannot be deemed to be a Bad Leaver (the “Partial Sale Good Leavers”); or

(vii)	for any other reason where such Beneficiary is designated by the Holdco Board in its sole and absolute discretion as a “Good Leaver”.

The Holdco Board, in its sole and absolute discretion, may set out specific post-termination covenants for Partial Sale Good Leavers (including non-compete undertakings outside the geographies and businesses of the transferred subsidiary for which they have remained employed).

b)	Beneficiaries who are not qualified as Good Leavers will be qualified as “Bad Leavers”, including for the avoidance of doubt and without limitation any Beneficiaries who are subject to the following scenarios:

(i)	his/her relationship with the Employer Company is terminated due to Cause; and

(ii)	he/she voluntarily departs or resigns prior to the termination of the Plan, unless the Holdco Board, at its sole discretion, otherwise determines such Beneficiary qualifies as a “Good Leaver”.

Bad Leavers will forfeit all unvested Restricted Shares and may only keep vested Restricted Shares until the end of the calendar year prior to the end of his/her relationship with the Employer Company except in the case of termination of his/her relationship with the Employer Company due to Cause, in which case all vested and unvested Restricted Shares granted to such Beneficiary will be automatically forfeited. As an exception, in the event that a De-Listing occurred on or before the date on which the Beneficiary became a Bad Leaver, Bad Leavers will forfeit all the Restricted Shares they hold at that time (whether vested or unvested). In the event that the Beneficiary resigns or gives notice of termination, the date to be taken into account for these purposes shall be the date on which the Beneficiary gives notice of termination and not the effective date of termination of his/her relationship with the Employer Company.

In the event of a termination due to the death of a Beneficiary, any vested compensation under this Sub Plan up to the date of his or her death would pass to the Beneficiary’s heirs pursuant to applicable legislation in the jurisdiction in which the Beneficiary’s estate is administered and said heirs would continue to be subject to the LTIP and to the Sub Plan terms and conditions (e.g. share sale restrictions) as if said death had not occurred.

5.	Issuance of Shares

5.1.	The company formally issuing the shares will be Holdco.

5.2.	However, the Employer Company of each Beneficiary will be the one liable for compliance with applicable payroll obligations (income tax withholdings and social security tax withholdings/payments).

6.	Termination Date

6.1.	The termination date of this Sub Plan is March 31, 2027.

LONG TERM INCENTIVE PLAN

Sub Plan 2 - Stock Options

1.	Award amount

1.1.	The number of Stock Options to be granted will be based on the portion of the Target Comp. tied to this stock option component, a $10,00 exercise price (the “Strike Price”), the Target Share Price and subject to standard anti-dilution protections (including, but not limited to, stock splits and share dividends) and adjustment for extraordinary cash dividends. The number of Stock Options shall be rounded up or down to the closest entire number.

For example, if a Beneficiary’s Target Comp is $1.000.000, and assuming the standard component mix contemplated, he/she would be receiving $333.330 worth of Stock Options, which, based on the Strike Price and the Target Share Price (i.e. $10,50 above the strike price) would result in a grant of 31.746 Stock Options.

1.2.	The Stock Options themselves shall not be transferable by the Beneficiary at any time.

2.	Vesting conditions

2.1.	The Stock Options granted to the Beneficiaries shall have a 20% vesting per calendar year (with pro-rata daily vesting for partial year periods), considering the applicable Start of Vesting Period, provided that the Beneficiary on each vesting date: (i) is employed or engaged by Codere Online; and (ii) is in Good Standing.

2.2.	If the Beneficiary’s employment or management relationship is or has been suspended for any reason (including where the Beneficiary is suspended from work, with or without pay), the Beneficiary may not exercise a Stock Option and vesting shall be suspended for so long as the relationship has been suspended, except in case of legal suspensions due to maternity or paternity reasons during the mandatory period established by law.

3.	Lock up period

3.1.	Vested Stock Options may be exercised as follows:

●	At any time after 90 days following vesting but no later than December 31, 2027;

●	At the option of the Beneficiary, on a cash (i.e. paying the Strike Price per share in exchange for a whole share) or cashless[8] (i.e. receiving the number of shares equivalent to the difference between the share price and the Strike Price) basis.

●	Notwithstanding the Beneficiary’s decision as to exercising on a cash or cashless basis, Holdco shall have the option to net cash settle to avoid the dilutive impact from any such stock option exercise.

4.	Leaver provisions

4.1.	In case a Beneficiary who has been granted Stock Options ceases to be employed or engaged by the Employer Company prior to the End of Vesting Period, the Beneficiary will be considered as a leaver, and depending whether he/she qualifies as a “Bad Leaver” or a “Good Leaver”, the following scenarios will apply:

a)	A Beneficiary shall be considered a “Good Leaver” and shall therefore be entitled to keep all the vested Stock Options up until the time of the termination of its employment or engagement with the Employer Company (all unvested Stock Options granted to such Beneficiary being automatically forfeited in such case), in the following scenarios:

(i)	death;

(ii)	illness or disability rendering such Beneficiary permanently incapable of continued employment in his/her current position carrying out the normal duties for that position (save where such incapacity is the result of misuse of drugs or alcohol);

(iii)	retirement at the mandatory age or as agreed with the Employer Company;

(iv)	termination by the Employer Company for any reason other than for Cause; or

(v)	Redundancy;

[8]	Subject to any Luxembourg law requirements applicable at the time of any such cashless exercise, including but not limited to the requirement that at least the €1 nominal share price be paid in cash.

(vi)	as a result of a Partial Sale, provided that the relevant Beneficiary remains employed by the subsidiary that is transferred or with the business being transferred and, as a consequence thereof, ceases to be engaged by Codere Online and provided further that at that time is not and cannot be deemed to be a Bad Leaver (the “Partial Sale Good Leavers”); or

(vii)	for any other reason where such Beneficiary is designated by the Holdco Board in its sole and absolute discretion as a “Good Leaver”.

The Holdco Board, in its sole and absolute discretion, may set out specific post-termination covenants for Partial Sale Good Leavers (including non-compete undertakings outside the geographies and businesses of the transferred subsidiary for which they have remained employed).

b)	Beneficiaries who are not qualified as Good Leavers will be qualified as “Bad Leavers”, including for the avoidance of doubt and without limitation any Beneficiaries who are subject to the following scenarios:

(i)	his/her relationship with the Employer Company is terminated due to Cause; and

(ii)	he/she voluntarily departs or resigns prior to the termination of the Plan, unless the Holdco Board, at its sole discretion, otherwise determines such Beneficiary qualifies as a “Good Leaver”.

Bad Leavers will forfeit all unvested Stock Options (which shall be automatically cancelled) and may only keep vested Stock Options until the end of the calendar year prior to the end of his/her relationship with the Employer Company except in the case of termination of his/her relationship with the Employer Company due to Cause, in which case all vested and unvested Stock Options granted to such Beneficiary will be automatically cancelled. As an exception, in the event that a De-Listing occurred on or before the date on which the Beneficiary became a Bad Leaver, Bad Leavers will forfeit all the Stock Options they hold at that time (whether vested or unvested), which shall be automatically cancelled. In the event that the Beneficiary resigns or gives notice of termination, the date to be taken into account for these purposes shall be the date on which the Beneficiary gives notice of termination and not the effective date of termination of his/her relationship with the Employer Company.

All leavers (including Good Leavers and Bad Leavers, except where their relationship with the Employer Company is terminated for Cause) will be provided a 90-day period to exercise any vested Stock Options and would otherwise be unrestricted from selling any of the shares received upon exercise (i.e. share sale restrictions shall not apply) after having exercised (and assuming that the Company has not elected to net cash settle) said Stock Options. Any vested and unexercised Stock Options will be forfeited after such 90-day period.

In the event of a termination due to the death of a Beneficiary, any vested compensation under this Sub Plan up to the date of his or her death would pass to the Beneficiary’s heirs pursuant to applicable legislation in the jurisdiction in which the Beneficiary’s estate is administered and said heirs would continue to be subject to the LTIP and to the Sub Plan terms and conditions (e.g. stock option exercise and subsequent share sale restrictions) as if said death had not occurred.

5.	Issuance of Stock Options

5.1.	The company formally issuing the Stock Options will be Holdco.

5.2.	However, the Employer Company of each Beneficiary will be the one liable for compliance with applicable payroll obligations (income tax withholdings and social security tax withholdings/payments).

6.	Termination date

6.1.	The last date for exercising the Stock Options regulated herein, would be December 31, 2027.

6.2.	Therefore, such date (December 31, 2027) shall be considered as the termination date for this particular component.

6.3.	Upon the completion of this date, all rights to exercise any vested Stock Options regulated herein, will be forfeited without any compensation whatsoever arising from the LTIP or this Sub Plan termination.

LONG TERM INCENTIVE PLAN

Sub Plan 3 - Deferred Payment Right

1.	Award amount:

1.1.	The Deferred Payment Right will be based on the portion of the Target Comp. tied to this Deferred Payment Right component.

For example, if a Beneficiary’s Target Comp is $1.000.000, and assuming the standard component mix contemplated, he/she would be granted a Deferred Payment Right of up to $333.330.

1.2.	The Deferred Payment Right component will be calculated with the following formula:

IV = EV-BV

Where:

IV means Incremental (Equity) Value.

EV means Exercise (Equity) Value, which will be equal to:

i)	2027 Adjusted EBITDA * 10 - net financial debt

or

ii)	in the event of a Company Sale Event, the Transaction Value of Codere Online as established in the Company Sale Event.

For the purpose of clarity, in the event of a Company Sale Event where a Transaction Value has not been established or cannot be reasonably determined by the Company, acting in good faith, then the EV will be calculated based on Fair Market Value.

EBITDA means earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA means EBITDA excluding extraordinary and other non-recurring items (including, potentially, marketing over/under investment) in each case at the discretion of and approval from the Holdco Board.

Fair Market Value means, with respect to the calculation of the Deferred Payment Right in a Company Sale Event where a Transaction Value has not been established, as determined by the Holdco Board, acting reasonably and in good faith, except for Beneficiaries holding more than 5% of the total Awards, whereby in case of disagreement the Fair Market Value will be determined by an independent expert appointed by the Holdco Board and the cost of such expert will be borne by the Company, if the estimate provided by the Beneficiary is correct or the expert’s determination of the Fair Market Value is closer to the estimate provided by the Beneficiary or, by the Beneficiary, if the expert’s determination of the Fair Market Value provided by the Holdco Board was correct or the expert’s determination of the Fair Market Value is closer to the estimate provided by the Holdco Board.

Transaction Value means the consideration paid, to be paid, or otherwise attributable to 100% of the equity value of Codere Online agreed by the parties (i.e. seller and buyer) in the context of a transaction regardless of the form of payment (including, but not limited to, cash, securities, assumption of debt or any other consideration of any form).

BV means Base (Equity) Value of $150 million.

1.3.	Total compensation under the Deferred Payment Right will be subject to a cap of $17.5 mm and established as follows:

●	Tier 1: For the first $200 mm of Incremental (Equity) Value, 1.75%;

●	Tier 2: For the next $100 mm of Incremental (Equity) Value, 2.75%; and

●	Tier 3: For any additional Incremental (Equity) Value, 4.75%

1.4.	The IV will be determined as soon as possible following year-end 2027 (or earlier following a Company Sale Event).

2.	Payment conditions

2.1	The Deferred Payment Right will be paid at the Company’s option in cash or, other than in the event of a Company Sale Event resulting in a De-Listing, Holdco Ordinary Shares.

2.2	The Payment of the Deferred Payment Right will take place as soon as possible after the Deferred Payment Right End of Period or, if earlier, a Company Sale Event, but, in any event, no later than April 30, 2028 (“Payment Date”), provided that the Beneficiary at the Deferred Payment Right End of Period or at such time when a Company Sale Event takes place: (i) is employed or engaged by Codere Online; and (ii) is in Good Standing.

3.	Leaver provisions

3.1	In case a Beneficiary who has been granted a Deferred Payment Right ceases to be employed or engaged by the Employer Company prior to the Deferred Payment Right End of Period, the Beneficiary will be considered as a leaver, and depending whether he/she is qualified as a “Bad Leaver” or a “Good Leaver”, the following scenarios will apply:

a)	A Beneficiary shall be considered a “Good Leaver” and shall therefore be entitled to receive the prorated portion of the Deferred Payment Right corresponding to the time between his/her Deferred Payment Right Start of Period and the time of termination of his/her employment or engagement with the Employer Company, and any amounts payable under any such Deferred Payment Right would be payable at the Payment Date, in the following scenarios:

(i)	death;

(ii)	illness or disability rendering such Beneficiary permanently incapable of continued employment in his/her current position carrying out the normal duties for that position (save where such incapacity is the result of misuse of drugs or alcohol);

(iii)	retirement at the mandatory age or as agreed with the Employer Company;

(iv)	termination by the Employer Company for any reason other than for Cause;

(v)	Redundancy;

(vi)	as a result of a Partial Sale, provided that the relevant Beneficiary remains employed by the subsidiary that is transferred or with the business being transferred and, as a consequence thereof, ceases to be engaged by Codere Online and provided further that at that time is not and cannot be deemed to be a Bad Leaver (the “Partial Sale Good Leavers”); or

(vii)	for any other reason where such Beneficiary is designated by the Holdco Board in its sole and absolute discretion as a “Good Leaver”.

The Holdco Board, in its sole and absolute discretion, may set out specific post-termination covenants for Partial Sale Good Leavers (including non-compete undertakings outside the geographies and businesses of the transferred subsidiary for which they have remained employed).

b)	Beneficiaries who are not qualified as Good Leavers will be qualified as “Bad Leavers”, including for the avoidance of doubt and without limitation any Beneficiaries who are subject to the following scenarios:

(i)	his/her relationship with the Employer Company is terminated due to Cause; and

(ii)	he/she voluntarily departs or resigns prior to the termination of the Plan, unless the Holdco Board, at its sole discretion, otherwise determines such Beneficiary qualifies as a “Good Leaver”.

A Bad Leaver shall in no event be entitled to receive any amount as Deferred Payment Right (not even the prorated portion).

In the event of a termination due to the death of a Beneficiary, any compensation under this Sub Plan up to the date of his or her death would pass to the Beneficiary’s heirs pursuant to applicable legislation in the jurisdiction in which the Beneficiary’s estate is administered.

3.2	For certain key Beneficiaries, the leaver provisions may be modified to provide more favorable terms than what is outlined above.

4.	Issuance of Deferred Payment Right

4.1.	The company formally issuing the Deferred Payment Right will be Holdco.

4.2.	However, the Employer Company of each Beneficiary will be the one liable for compliance with applicable payroll obligations (payment, income tax withholdings and social security tax withholdings/payments).

5.	Termination Date

5.1.	The Payment Date shall be considered as the termination date for this particular component.